UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 21, 2016

DECKERS OUTDOOR CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
000-22446	95-3015862
(Commission File Number)	(IRS Employer Identification No.)
250 Coromar Drive, Goleta, California	93117
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code (805) 967-7611

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Performance Stock Options

On November 21, 2016, the Compensation Committee (the “Compensation Committee”) of Deckers Outdoor Corporation (the “Company”) adopted and approved the issuance of non-qualified stock options under the Company’s 2015 Stock Incentive Plan (the “2015 Plan”) that are subject to vesting based on the achievement of a pre-determined Company performance target (the “Performance Stock Options”). The Performance Stock Options will be available for issuance to members of the Company’s senior management team and other employees, including the Company’s named executive officers. The specific terms of the Performance Stock Options granted to each recipient will be set forth in separate Performance Stock Option Agreements (each, an “Option Agreement”), the form of which has been approved by the Compensation Committee.

In establishing the terms of the Performance Stock Options, the Compensation Committee worked closely with its independent compensation consultant and other advisors to ensure that the awards support the Company’s compensation philosophy and objectives. In approving the Performance Stock Options, the Compensation Committee shifted a significant portion of the total equity grants made to its senior management team for fiscal year 2017 from performance-based restricted stock units to performance-based stock options. The Compensation Committee believes that the Performance Stock Options closely align the value that may be realized by award recipients under the Performance Stock Options with stockholder value since they are granted with an exercise price equal to fair market value on the grant date, and only have value to the recipient to the extent the value of the Company’s stock goes up over time. This is in contrast to restricted stock units or other full value awards that may result in value to the recipient even where the stock price does not increase.

Pursuant to the Performance Stock Options, each recipient will be granted the option to purchase a specified number of shares of the Company’s common stock at a fixed exercise price per share, which will be determined based on the closing price of the common stock on the New York Stock Exchange on the grant date. The Performance Stock Options will vest as to 100% of the underlying shares upon a determination by the Compensation Committee that the Company has achieved a pre-established “Pre-Tax Income” (as defined in the Option Agreement) target for the fiscal year ending March 31, 2019 (the “Performance Criteria”). If the Compensation Committee determines that the Performance Criteria has not been achieved at the target level, no vesting will occur and all of the Performance Stock Options will expire immediately without any further action by the Company or the recipient. In addition, in order for the Performance Stock Options to vest, the recipient must provide “Continuous Service” (as defined in the Option Agreement) to the Company through March 31, 2019, subject to limited exceptions as described in the Option Agreement. The Committee believes this structure will promote retention of executives because the Performance Stock Options will vest based on a performance target to be achieved in the future.

Pursuant to the "double trigger" vesting provisions set forth in the Option Agreement, the vesting of each Performance Stock Option will be accelerated in full in the event of a “Corporate Transaction” (as defined in the 2015 Plan) if the acquiring or successor entity in the Corporate Transaction provides for the continuance or assumption of the Option Agreement, or the substitution for the Option Agreement of a new agreement of comparable value covering shares of a successor corporation ("New Incentives"), and the recipient is terminated by the acquiring company without “Cause” or pursuant to a “Constructive Termination” (as such terms are defined in the Option Agreement) within 12 months of such Corporate Transaction. In addition, the vesting of each Performance Option will be accelerated in full if: (i) a Corporate Transaction occurs that has not been approved by a majority of the Continuing Directors (as defined in the Option Agreement); (ii) the acquiring or successor entity in the Corporate Transaction does not agree to provide for the continuance or assumption of the Option Agreement, or the substitution for the Option Agreement of a new agreement of comparable value covering New Incentives, or (iii) the recipient shall have provided Continuous Service through March 31, 2019.

Following its approval of the Performance Stock Options and the form of the Option Agreement, the Compensation Committee granted Performance Stock Options to each of the following named executive officers, reflecting the grant date, total number of shares, exercise price per share, and vesting conditions each as set forth opposite their respective names in the table below:

Named Executive Officer	Grant Date	Total Number of Shares	Exercise Price Per Share	Performance Vesting
Dave Powers	11/21/2016	68,089	61.86	Pre-Tax Income for FY 2019
Tom George	11/21/2016	19,292	61.86	Pre-Tax Income for FY 2019
David Lafitte	11/21/2016	20,427	61.86	Pre-Tax Income for FY 2019
Stefano Caroti	11/21/2016	18,725	61.86	Pre-Tax Income for FY 2019

The form of Option Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K. The description of the terms of the Option Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01    Exhibits.

(d)    Exhibits. The following exhibits are attached to this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Form of Performance Stock Option Agreement under 2015 Stock Incentive Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 28, 2016

Deckers Outdoor Corporation
/s/ Thomas A. George
Thomas A. George, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Performance Stock Option Agreement under 2015 Stock Incentive Plan